FIFTH AMENDMENT TO LEASE


     This Fifth Amendment to Lease (the "Amendment") is made as of this 31st day of July 1998, by and between Rivers Jack Limited Partnership ("Landlord") and Diehl Graphsoft, Inc. ("Tenant"). All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Lease (as hereafter defined).

                                    RECITALS

     WHEREAS, by lease dates January 11, 1993 (as amended by that certain First Amendment to Lease dated as of March 2, 1993, and as further amended by that certain Second Amendment to Lease dated as of October 21, 1994, and as further amended by that certain Third Amendment to Lease dated as of November 15, 1995, and as further amended by that certain Fourth Amendment to Lease dated as of October 12, 1997, the "Lease"), Landlord leased to Tenant 7,190 rentable square feet of space (the "Premises") commonly known as Suite 100 at 10270 Old Columbia Road, Columbia, Maryland; and

     WHEREAS, Tenant desires to extend the term of the Lease, upon the terms and conditions more specifically hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual promises herein set forth, of Ten Dollars($10.00)cash in hand paid by each party to the other, the receipt and legal sufficiency of which are hereby acknowledged by each of the under signed, and for other good and valuable consideration, Landlord and Tenant do hereby agree as follows:

     1. The foregoing recitals, being an integral part hereof and not mere precatory language, are herein fully incorporated by this reference.

     2. Effective as of the date hereof, the term of the Lease (as set forth on the schedule on page 1 of the Lease) shall be amended to mean the period commencing on May 1, 1993, and expiring (unless sooner terminated in accordance with the terms and conditions of the Lease) on July 31, 2000.

     3. (a) Commencing with the 6th Lease Year (beginning August 1, 1998), monthly installments of Base Rent for the Premises shall be increased to Twelve Thousand, Eight Hundred Eighty Six Dollars and Seventy Nine Cents ($12,886.79)

         (b) Commencing with the 7th Lease Year (beginning August 1, 1999), monthly installments of Base Rent for the Premises shall be increased to Thirteen Thousand, Two Hundred Seventy Three Dollars and Forty Cents (13,273.40)

     4. Rider 5 is deleted, in its entirety, from the Lease.

     5. A portion of Section 1(b) of the Lease, from the beginning of Section 1(b) through Section 1(b)(3), inclusive, is hereby amended to read, effective as of the date hereof, in its entirety as follows:

     (b) Additional Rent

     (1)  Obligation to Pay: Definitions

     In addition to paying Base Annual Rent specified in Paragraph (a) hereof, Tenant shall pay as "Additional Rent" the amounts determined as hereinafter set forth. The Base Annual Rent (and any installments thereof) and the Additional Rent are sometimes herein collectively referred to as the "Rent". In connection with the determination of the Tenant's obligation to pay Rent, the relevant terms are defined as follows:

          (A) [Intentionally Omitted]

          (B) CAM Expenses:

          "CAM Expenses" means and includes the following:

               1. Those expenses incurred or paid on behalf of the Landlord in respect of the operation, repair and maintenance of the Property, the cost (except to the extent such cost applies to utilities or services used in the Premises or in other demised premises, if the cost thereof is billed directly to Tenant or the tenants of such other demised premises) of electricity, water, lighting, window cleaning, snow removal service, trash removal service, security service, insurance (including, but not limited to, fire, extended coverage, liability, loss of rent, workmen's compensation, elevator, or any other insurance carried in good faith by Landlord and applicable to the Building, the Property or any party thereof) painting, uniforms, customary management fees, supplies, sundries, sales or use taxes on supplies or services, costs of wages and salaries of all persons engaged in the operation, maintenance and repair of the Building, the Property or any part thereof, and so-called fringe benefits, including Social Security taxes, unemployment insurance taxes, cost for providing coverage for disability benefits, cost of any pensions, hospitalization, welfare or retirement plans, or any other similar or like expenses incurred under the provisions of any collective bargaining agreement, and any other cost or expense which Landlord pays or incurs to provide benefits for employees so engaged in the operation, maintenance and repair of the Building, the Property or any part thereof, the changes of any independent contractor who, under contract with Landlord or its representatives, does any of the work of operating, maintaining or repairing of the Building, the Property or any part thereof, legal and accounting expenses, or any other expense or charge, whether or not hereinbefore mentioned, which in accordance with generally accepted accounting and management principles would be considered as an expense of maintaining, operating, or repairing the Building, the Property of any part thereof. If any CAM Expense, though paid in one year, relates to more than one calendar year, at the option of Landlord, such expense may be proportionately allocated among such related calendar years.

               2. CAM Expenses shall also include the cost, as reasonably amortized by the Landlord, with interest at the prime rate (as that term is defined in subparagraph (4) hereof) on the unamortized amount, of any capital improvements made after completion of initial construction of the Building which are reasonably intended to reduce CAM Expenses below the level of CAM Expenses which would otherwise have been incurred without such capital improvements for the relevant year. For purposes of determining CAM Expenses for any year, if the entire rentable area of the Building shall not have been occupied for any part of the year, CAM Expenses shall include the amount of such expenses that would reasonably have been incurred had the entire Building been occupied throughout the year.

               3. CAM Expenses shall not include franchise or income taxes imposed on the Landlord, except to the extent hereinbefore provided, nor the Landlord of any work or service performed in any instance for any tenant (including the Tenant) at the cost of such tenant. If the Landlord is not furnishing any particular work or service (the cost of which if performed by the Landlord would constitute an CAM Expense) to a tenant who has under taken to perform such work or service in lieu of the performance thereof by the Landlord, CAM Expenses shall be deemed for the purposes of this Section to be increased by an amount equal to the additional operating expense which would reasonably have been incurred during such period by the Landlord if it had at its own expense furnished such work or service to such tenant.

               4. If Landlord makes any capital improvement during the term of this Lease in order to comply with safety or any other requirements of any federal, state or local law or governmental regulation, then the Tenant's proportionate share of the reasonable annual amortization of the cost of such improvement, with interest at the prime rate, shall be deemed an CAM Expense in each of the calendar years during which such amortization occurs, and the Tenant shall be responsible for said proportionate share of any such charges. The "prime rate" shall mean the Corporate Base Rate most recently publicly announced by the First National Bank of Chicago, or Landlord's then current primary bank as designated to Tenant by notice from Landlord from time to time, for unsecured 90-day loans to its most credit worthy customers.

               (C) Tenant's Percentage:

                    "Tenant's Percentage" means the quotient of the rentable area of the Premises divided by the rentable area of the Building, which is currently thirty-seven and thirty-six hundredths percent (37.36%). In the event of any changes in either or both of the rentable area of the Premises or the rentable area of the Building, the Tenant's Percentage shall be appropriately modified.

               (D) (Intentionally Omitted)

               (2) [Intentionally Omitted]

               (3) Payment of CAM Expenses

                    (A) Tenant shall pay to Landlord as Additional Rent, in addition to the Base Rent required by Paragraph 1(a) hereof, an amount (CAM Expense Percentage Amount") equal to Tenant's Percentage of the CAM Expenses incurred by Landlord with respect to each calendar year during the Term hereof. Tenant shall pay to Landlord the CAM Expense Percentage Amount with respect to such calendar year, in monthly installments at the same time and place as installments of Base Annual Rent under Paragraph 1 (a) hereof are to be paid, in an amount estimated from time to time by Landlord by a written notice to Tenant. Landlord shall cause to be kept books and records showing CAM Expenses in accordance with an appropriate system of accounts and accounting practices consistently maintained. As promptly as practicable following the close of each calendar year, Landlord shall deliver to Tenant its certificate specifying the amount of CAM Expenses for such calendar year. The certificate of Landlord shall constitute a determination which is final and conclusive on both Landlord and Tenant, unless Tenant asserts in a writing addressed to Landlord specified error(s) in Landlord's certificate within thirty (30) days after delivery thereof. Notwithstanding any assertion of error by Tenant, Tenant shall pay any deficiency to Landlord as shown by such certificate on the date of the monthly installment of Rent next due after receipt thereof. If the total amount paid by Tenant during any calendar year exceeds the actual CAM Expense Percentage Amount due from Tenant for such calendar year, such excess shall be credited against payments next due hereunder. If not such payments are next due, such excess shall be refunded by Landlord. Landlord will allow Tenant at Tenant's expense at least ten (10) days prior notice to Landlord during normal business hours to have reasonable access to Landlord's books and records relating to actual expenses for the purpose of verifying such expenses.

               (B) In the event the Building is not fully Leased and occupied during any portion of any calendar year during the term of the Lease, an appropriate adjustment will be made in CAM Expenses for such calendar year to reflect the CAM Expenses that would have been incurred by Landlord for such year had the Building been fully Leased and occupied during the entire calendar year, and Tenant shall pay Landlord, in the manner provided in Paragraph 1(b)(v) hereof, Tenant's Percentage of such adjusted CAM Expenses in excess of the CAM Expense Base Amount.

          6. Section 2 of the Lease is hereby amended to read, in its entirety, as follows:

               2.  Services

                  (a) The Tenant shall be Responsible for provision of the following services to the Premises:

                  (1) Utilities

                   The Tenant will contract directly with any authorized supplier thereof for the provision of electrical service, natural gas and other utilities to the Premises. All such services shall be separately metered, and Tenant covenants and agrees to pay when due any bills or invoices issued in connection with such utility service directly to the provider or supplier thereof.

                  (2) Cleaning and Janitorial Service

                   Tenant will contract directly with a vendor approved in advance by Landlord for the provision of char services to the Premises, which contract shall require the Premises to be serviced by such vendor on a schedule approved by Landlord.

                   (3) Parking

                   Tenant shall have the right, in common with other tenants and authorized persons, to use the parking facility adjacent to the building on a first-come, first-served, unallocated and nonexclusive basis.


          7. Expect as expressly modified herein, the Lease is and shall remain in full force and effect; Tenant acknowledges and represents that Landlord is not, as of the date hereof, in default of any of its obligations under the Lease.

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Fifth Amendment to Lease as of the date and year first written above.

WITNESS:                                LANDLORD:

                                        RIVERS JACK LIMITED PARTNERSHIP
                                        By: Draper and Kramer, Incorporated
                                            as Manager

/s/ Hazel Matsuda-Begy                 /s/ William P. Holmes III
Name: Hazel Matsuda-Begy               Name:  William P. Holmes III
Title: Accts Admin                     Title: Dir of Prop Mgt, East Const


ATTEST:                                TENANT:

                                       DIEHL GRAPHSOFT, INC.

/s/ Marianne M Kubilus                 By:/s/ Richard Diehl
Name:  Marianne M Kubilus              Name: Richard Diehl
Title: Exec Asst                       Title: President